Exhibit 10.10

www.AsteraLabs.com 2901 Tasman Dr., Suite 204 Santa Clara, CA 95054

2/7/2022

Philip Mazzara

Re: Employment Offer

Dear Philip,

This will confirm the terms under which Astera Labs, Inc., a Delaware corporation (the “Company”) has made you an offer of employment contingent upon a satisfactory review of your references and a background check.

1. Position and Duties. You will serve as a Vice President - Legal and shall perform such duties as are ordinary, customary and necessary in such role. You will report directly to the Chief Business Officer, although such reporting is subject to change from time to time. Your start date with the Company shall be on or before 2/9/2022. You shall devote your full business time, skill and attention to the performance of your duties on behalf of the Company. You will devote your efforts to the interests of the Company as set forth in the preceding sentence and will not engage in other employment or in any activities detrimental to the interests of the Company without the prior written consent of the Company. Although your duties may include occasional travel on behalf of the Company, your primary duties will be performed at the Company’s headquarters.

2. Proof of Right to Work; Assignment Agreement. On your first day of work you will be required to prove your eligibility for employment under the Immigration and Reform Control Act of 1986, as well as to sign and comply with the Company’s standard employee confidential information and invention assignment agreement (“CIIA”) which requires, among other provisions, the assignment to the Company of proprietary rights to any invention made during your employment at the Company and non-disclosure of confidential information.

3. Compensation and Benefits.

a. Salary and Performance Bonus. The Company agrees to pay you an annual salary of $300,000 payable as earned in accordance with the Company’s customary payroll practices (but no less than monthly). Your salary shall be reviewed by the Company for possible increases from time-to-time. Additionally, you will be eligible for a performance based annual bonus target of $150,000.

www.AsteraLabs.com 2901 Tasman Dr., Suite 204 Santa Clara, CA 95054

b. Stock Options. Subject to the approval of the Company’s Board of Directors (the “Board”), the Company plans to issue you options to purchase 500,000 shares of the Company’s common stock pursuant to the Company’s 2018 Equity Incentive Plan as follows:

(i) an initial option to purchase 500,000 shares of the Company’s common stock (the “Initial Option”). So long as you continue in service with the Company, the Initial Option will vest and become exercisable as follows: 25% of such amount shall become vested on the one (1) year anniversary of your start date with the Company, with the remaining shares becoming vested in equal monthly installments over 36 months following such one year anniversary, as long as you remain employed by the Company during such period. The Initial Option shall further be subject to the terms and conditions of subsection 3(b)(ii) hereof.

(ii) The per share price for each of the Initial Option and the Refresh Option will be equal to the per share fair market value of the common stock on the date each such option is granted. Each of the Initial Option and the Refresh Option will be contingent upon your executing the Company’s standard stock option agreement.

d. Benefits. You will be eligible to participate in regular health insurance, vacation, and other employee benefit plans established by the Company for its employees from time to time on substantially the same terms as are made available to employees of the Company generally.

e. Expenses. The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with the Company’s business, in accordance with any applicable policy established by the Board from time to time.

4. At-Will Employment. You will be an at will employee of the Company, which means that the employment relationship can be terminated by either you or the Company for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary should be regarded by you as ineffective. Any modification or change in the at-will employment status may only occur by way of a written employment agreement signed by you and an authorized member of the Board.

5. Other Agreements. By signing this offer letter, you represent to the Company that either (a) you are not bound by any other agreement or agreements (i.e., a non-solicitation or non-compete agreement with a former employer) which would inhibit or limit in any way your ability to perform the duties required by this position or to contact, solicit, or hire any other individual or entity to work for or contract with the Company or (b) you have provided copies of any such agreements to the Company prior to signing this offer letter.

6. Miscellaneous. This offer letter constitutes the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations, or agreements between you and the Company. The provisions of this agreement may only be modified by a document signed by you and the Company. This offer letter will be governed by the laws of the State of California.

www.AsteraLabs.com 2901 Tasman Dr., Suite 204 Santa Clara, CA 95054

7. Non-disparagement. You agree that on and after the date hereof, you will not disparage the Company, or any individual that is an officer, or director of the Company as of such date, in any manner that causes material harm to any of them or any of their business, business reputations or personal reputations, and that you have not undertaken any such acts as of the of Separation Date through the date hereof. The Company agrees that neither the Company nor any of its directors or officers will disparage you in any manner that causes material harm to your business or personal reputation; provided that all parties may respond accurately and fully to any request for information if required by legal process. The parties agree that only the parties to this Agreement will have the right to enforce the provisions of this Section 7, and that no third-party beneficiaries, express or implied, are created hereby.

8. Expiration. This offer shall expire on 7 February, 2022 and is contingent on your signing the Company’s standard CIIA, a copy of which is attached for your review as Exhibit A.

[Signatures on following page.]

www.AsteraLabs.com 2901 Tasman Dr., Suite 204 Santa Clara, CA 95054

Please indicate your acceptance to the foregoing terms by signing this letter where indicated below and returning it to me.

I am delighted that you will be joining our team and I am looking forward to working with you. If you have any questions, please give me a call.

Very truly yours,

Astera Labs, Inc.

By:	/s/ Sanjay Gajendra
Sanjay Gajendra
Chief Business Officer.

AGREED TO AND ACCEPTED BY:

/s/ Philip Mazzara
Philip Mazzara (Feb 7, 2022 14:17 PST)
[Signature]

Philip Mazzara
[Printed name]

Date: Feb 7, 2022

Enclosure: Confidential Information and Invention Assignment Agreement

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